EXHIBIT 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20170411562-79

Filing Date and Time 09/28/2017 10:00AM

Entity Number C20346-2004

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

ABCO ENERGY, INC.

2.	The articles have been amended as follows: (provide article numbers, if available)

Article #3. Authorized Stock
New Authorized Shares: 2,000,000,000
New Preferred Shares: 100,000,000
New Par Value: $0.001000

Details on the next page.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4.	Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 1-5-15

AMENDMENT TO ABCO ENERGY, INC. ARTICLES OF INCORPORATION
ARTICLE 3 – SHARES – Common Stock

The total number of shares of common stock which the corporation has authority to issue is 2,000,000,000, par value $0.001 per share (hereinafter the “Common Stock”).  Except to the extent required by governing law, rule or regulation, the shares of common stock may be issued from time to time by the Board of Directors without further approval of stockholders.  The Corporation shall have the authority to purchase its common stock out of funds lawfully available therefore.  The Common Stock shall not have any preemptive rights.

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